ELEVATE CREDIT ANNOUNCES FIRST QUARTER 2020 RESULTS

FORT WORTH, TX - May 6, 2020 - Elevate Credit, Inc. (NYSE: ELVT) (“Elevate” or the “Company”), a leading tech-enabled provider of innovative and responsible online credit solutions for non-prime consumers, today announced results for the first quarter ended March 31, 2020.

“We are pleased that our Q1 adjusted net income exceeded our previous guidance, however, we acknowledge investors are most focused on our future outlook,” said Elevate President and CEO Jason Harvison. “Our proactive measures to reach consumers with payment flexibility tools have helped provide insulation to them from the unprecedented events of COVID-19. While we are seeing a manageable uptick in customer payment deferrals, our delinquent customer loan balances are in line with historical percentages.”

First Quarter 2020 Financial Results1

•
$13.6 million in non-operating charges result in net loss: Net loss for the three months ended March 31, 2020 totaled $(4.9) million, down $18.3 million compared to $13.4 million in net income in the first quarter of 2019. Basic and fully diluted loss per share for the first quarter of 2020 were $(0.11), a decrease from $0.30 per fully diluted earnings per share a year ago. Excluding the impact of non-operating charges of $9.3 million related to the write-off of goodwill associated with our UK entity and a $4.3 million non-operating loss related to a legal matter, adjusted net income for the first quarter of 2020 would have been $7.6 million, or $0.17 per fully diluted share. See "Non-GAAP Financial Measures" for a reconciliation of the tax impact to the GAAP measures of net (loss) income and diluted (loss) earnings per share. Additionally, net income from our UK operations decreased $6.0 million in the first quarter of 2020 compared to a year ago due to a decline in revenue and increase in complaint expense associated with customer affordability claims resulting in a $3.6 million net loss for the quarter.

•
Revenue: Revenues decreased 6.4% for the first quarter of 2020 totaling $177.5 million compared to $189.5 million for the first quarter of 2019. Excluding the year-over-year decline in revenues from our UK operations, revenues from our US operations for the first quarter of 2020 increased over the prior year first quarter. Additionally, consolidated revenues less net charge-offs totaled $89.4 million for the first quarter of 2020, an increase of 4.5% from $85.5 million in the first quarter of 2019.

•
Combined loans receivable - principal: Combined loans receivable - principal totaled $577.7 million at March 31, 2020, an increase of $2.6 million, or 0.4%, from $575.1 million for the prior-year quarter end. Combined loans receivable - principal at March 31, 2020 for our flagship Rise installment loan product were up 15.5% from the first quarter of 2019, despite a $13.6 million decrease in our California Rise loan balances. The California Rise loan portfolio totaled $39.8 million at March 31, 2020, down from $58.0 million at December 31, 2019.

__________________________
1 Adjusted EBITDA, Adjusted EBITDA margin, combined loans receivable - principal, combined loans receivable, combined loan loss reserve, adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures. These terms are defined elsewhere in this release. Please see the schedules appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

•
Customer acquisition cost: The average customer acquisition cost ("CAC") was $259 in the first quarter of 2020, within the targeted range of $250-$300, and higher than $221 for the prior-year quarter. The total number of new customer loans decreased from approximately 50,000 in the first quarter of 2019 to 47,000 in the first quarter of 2020. The Company's new loan origination volume and related CAC were negatively impacted in March 2020 due to the COVID-19 pandemic.

•
Adjusted EBITDA margin: Adjusted EBITDA totaled $33.3 million in the first quarter of 2020, down 25.6% from $44.7 million in the first quarter of 2019. The Adjusted EBITDA margin for the first quarter of 2020 was 18.7%, down from 23.6% in the prior-year quarter.

Credit quality and initial impact of COVID-19

The Company and the bank originators we support have expanded their payment flexibility programs to allow customers to extend their next payment up to 60 days. As of March 31, 2020, 4.7% of customers have been provided relief through a COVID-19 payment deferral program for a total of $26.4 million in loans with deferred payments. Both the Company and the bank originators are closely monitoring early credit quality indicators such as first payment defaults, deferred payments, and line of credit utilization. The Company and the bank originators we support have implemented underwriting changes to address credit risk associated with originations during the economic crisis created by the COVID-19 pandemic and have seen reduced origination applications and origination volume since the beginning of the pandemic.

Liquidity and Capital Resources
The Company is in a strong liquidity position and was able to pay-down debt facilities by approximately $45 million during the first quarter of 2020. The Company is continuing to assess its minimum cash and liquidity requirements and implementing measures to ensure that our strong liquidity position is maintained through the current economic cycle.

Interest expense in the first quarter of 2020 declined to $14.2 million as compared to $19.2 million in the first quarter of 2019. This decrease resulted from a lower cost of funds related to the amendment of the debt facilities in February 2019, which decreased to approximately 10.4%, versus 13.6% in the first quarter of 2019, respectively.

During the first quarter of 2020, the Company purchased $4.2 million of common shares under the Company's previously approved common stock repurchase program.

Financial Outlook

The Company is withdrawing its full-year 2020 earnings guidance due to the uncertain impact on our business and results of operations resulting from the COVID-19 pandemic.

Conference Call

The Company will host a conference call to discuss its first quarter 2020 financial results on Wednesday, May 6 at 4:00pm Central Time / 5:00pm Eastern Time. Interested parties may access the conference call live over the phone by dialing 1-855-327-6837 (domestic) or 1-631-891-4304 (international) and requesting the Elevate Credit First Quarter 2020 Earnings Conference Call. Participants are asked to dial in a few minutes prior to the call to register for the event. The conference call will also be webcast live through Elevate’s website at http://www.elevate.com/investors.
An audio replay of the conference call will be available approximately three hours after the conference call until 11:59 pm ET on May 20, 2020, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode 10009293, or by accessing Elevate’s website.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as "may," "will," "might," "expect," "believe," "anticipate," "could," "would," "estimate," "continue," "pursue," or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding future performance. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning. The forward-looking statements include statements regarding: our early read of a steady, but manageable, uptick in deferred payments; our proactive measures to reach customers providing insulation from the unprecedented events of COVID-19; our expectations regarding the underwriting changes implemented by us and the bank originators we support to address credit risk associated with originations during the economic crisis created by the COVID-19 pandemic; our plans with respect to assessing minimum cash and liquidity requirements and implementing measures to ensure that our strong liquidity position is maintained through the current economic cycle; and the Company’s targeted customer acquisition cost range of $250-$300. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks and uncertainties include, but are not limited to: the effect of the COVID-19 pandemic and various policies being implemented to prevent its spread on the Company's business, financial condition and results of operations; the Company’s limited operating history in an evolving industry; the Company’s ability to grow revenue and maintain or achieve consistent profitability in the future; new laws and regulations in the consumer lending industry in many jurisdictions that could restrict the consumer lending products and services the Company offers, impose additional compliance costs on the Company, render the Company’s current operations unprofitable or even prohibit the Company’s current operations; scrutiny by regulators and payment processors of certain online lenders’ access to the Automated Clearing House system to disburse and collect loan proceeds and repayments; a lack of sufficient debt financing at acceptable prices or disruptions in the credit markets; the impact of competition in our industry and innovation by our competitors; our ability to prevent security breaches, disruption in service and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of our platform or adversely impact our ability to service loans; and other risks related to litigation, compliance and regulation. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the Company's most recent Annual Report on Form 10-K, and in the Company's other current and periodic reports filed from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Elevate
Elevate (NYSE: ELVT), together with the banks that license its marketing and technology services, has originated $8.4 billion in non-prime credit to more than 2.5 million non-prime consumers to date and has saved its customers more than $7.0 billion versus the cost of payday loans. Its responsible, tech-enabled online credit solutions provide immediate relief to customers today and help them build a brighter financial future. The company is committed to rewarding borrowers’ good financial behavior with features like interest rates that can go down over time, free financial training and free credit monitoring. Elevate’s suite of groundbreaking credit products includes RISE, Elastic, Sunny and Today Card. For more information, please visit http://www.elevate.com.

Investor Relations:

Solebury Trout
Sloan Bohlen, (817) 928-1646
investors@elevate.com

or

Media Inquiries:

Solebury Trout
Lisa Wolford, (917) 846-0881
lwolford@soleburytrout.com

Elevate Credit, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except share and per share amounts)	2020	2019
Revenues	$177,455	$189,504
Cost of sales:
Provision for loan losses	82,753	87,431
Direct marketing costs	12,071	11,154
Other cost of sales	8,330	5,060
Total cost of sales	103,154	103,645
Gross profit	74,301	85,859
Operating expenses:
Compensation and benefits	26,191	25,710
Professional services	9,207	9,699
Selling and marketing	1,424	1,846
Occupancy and equipment	5,749	5,052
Depreciation and amortization	4,797	4,266
Other	1,251	1,307
Total operating expenses	48,619	47,880
Operating income	25,682	37,979
Other expense:
Net interest expense	(14,195)	(19,219)
Foreign currency transaction (loss) gain	(812)	613
Impairment loss	(9,251)	—
Non-operating loss	(4,263)	—
Total other expense	(28,521)	(18,606)
(Loss) income before taxes	(2,839)	19,373
Income tax expense	2,072	6,015
Net (loss) income	$(4,911)	$13,358

Basic (loss) earnings per share	$(0.11)	$0.31
Diluted (loss) earnings per share	$(0.11)	$0.30
Basic weighted average shares outstanding	43,161,716	43,348,249
Diluted weighted average shares outstanding	43,161,716	43,875,410

Elevate Credit, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands)	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents*	$101,429	$88,913
Restricted cash	2,190	2,294
Loans receivable, net of allowance for loan losses of $81,816 and $86,996, respectively*	516,670	573,677
Prepaid expenses and other assets*	13,038	11,608
Operating lease right of use assets	9,746	10,191
Receivable from CSO lenders	6,822	8,696
Receivable from payment processors*	9,278	10,651
Deferred tax assets, net	9,737	10,139
Property and equipment, net	49,905	49,989
Goodwill, net	6,776	16,027
Intangible assets, net	1,371	1,402
Total assets	$726,962	$783,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities*	$41,179	$45,596
Operating lease liabilities	13,790	14,352
Income taxes payable	1,174	—
Deferred revenue*	8,831	12,087
Notes payable, net*	514,206	555,063
Total liabilities	579,180	627,098
COMMITMENTS, CONTINGENCIES AND GUARANTEES
STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	18	18
Additional paid-in capital	195,471	193,061
Treasury stock	(6,717)	(3,344)
Accumulated deficit	(40,083)	(34,342)
Accumulated other comprehensive (loss) income	(907)	1,096
Total stockholders’ equity	147,782	156,489
Total liabilities and stockholders’ equity	$726,962	$783,587

* These balances include certain assets and liabilities of variable interest entities (“VIEs”) that can only be used to settle the liabilities of that respective VIE. All assets of the Company are pledged as security for the Company’s outstanding debt, including debt held by the VIEs.

Non-GAAP Financial Measures

This press release and the attached financial tables contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, adjusted diluted earnings per share, combined loans receivable - principal, combined loans receivable and combined loan loss reserve.

Adjusted Earnings Measures

In addition to net (loss) income determined in accordance with GAAP, Elevate uses certain non-GAAP measures such as “Adjusted EBITDA”, "Adjusted EBITDA margin", "Adjusted net income", and "Adjusted diluted earnings per share", (collectively, "Adjusted Earnings Measures"), in assessing its operating performance. Elevate believes these non-GAAP measures are appropriate measures to be used in evaluating the performance of its business.

Elevate defines Adjusted EBITDA as net (loss) income excluding the impact of income tax expense, non-operating loss, impairment loss, foreign currency transaction (gain) loss associated with our UK operations, net interest expense, share-based compensation expense and depreciation and amortization expense. Elevate defines Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.

Elevate defines Adjusted net income as net (loss) income excluding the impact of an impairment on goodwill and a contingent loss related to a legal matter (tax effected). Elevate defines Adjusted diluted earnings per share as Adjusted net income divided by Diluted weighted average shares outstanding.

Management believes that Adjusted Earnings Measures are useful supplemental measures to assist management and investors in analyzing the operating performance of the business and provide greater transparency into the results of operations of our core business. Management uses these non-GAAP financial measures frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and gives an additional indication of Elevate’s core operating performance. Elevate includes these non-GAAP financial measures in its earnings announcement in order to provide transparency to its investors and enable investors to better compare its operating performance with the operating performance of its competitors.

Adjusted Earnings Measures should not be considered as alternatives to net (loss) income or any other performance measure derived in accordance with GAAP. Management's use of Adjusted Earnings Measures has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are:

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect expected cash capital expenditure requirements for such replacements or for new capital assets;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; and

•
Adjusted EBITDA does not reflect interest associated with notes payable used for funding customer loans, for other corporate purposes or tax payments that may represent a reduction in cash available to the Company.

Additionally, Elevate’s definition of Adjusted Earnings Measures may not be comparable to similarly titled measures reported by other companies.

The following table presents a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to Elevate’s net (loss) income for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
(Dollars in thousands)	2020	2019
Net (loss) income	$(4,911)	$13,358
Adjustments:
Net interest expense	14,195	19,219
Share-based compensation	2,777	2,435
Foreign currency transaction loss (gain)	812	(613)
Depreciation and amortization	4,797	4,266
Impairment loss	9,251	—
Non-operating loss	4,263	—
Income tax expense	2,072	6,015
Adjusted EBITDA	$33,256	$44,680

Adjusted EBITDA margin	18.7%	23.6%

Adjusted net (loss) income and adjusted diluted earnings per share

For the three months ended March 31, 2020, the Company recognized $9.3 million of impairment charges on goodwill in Impairment loss and $4.3 million of charges related to a contingent loss related to a legal matter in Non-operating loss. The following table presents a reconciliation of net (loss) income and diluted (loss) earnings per share to Adjusted net income and Adjusted diluted earnings per share, which excludes the impact of the contingent loss.

	Three Months Ended March 31,
(Dollars in thousands except per share amounts)	2020	2019
Net (loss) income	$(4,911)	$13,358
Impact of impairment loss (1)	9,251	—
Impact of contingent loss related to a legal matter	4,263	—
Cumulative tax effect of adjustments	(1,006)	—
Adjusted net income	$7,597	$13,358

Diluted (loss) earnings per share	$(0.11)	$0.30
Impact of impairment loss (1)	0.21	—
Impact of contingent loss related to a legal matter	0.09	—
Cumulative tax effect of adjustments	(0.02)	—
Adjusted diluted earnings per share	$0.17	$0.30

Diluted weighted average shares outstanding	43,161,716	43,875,410
Effect of potentially dilutive shares outstanding (2)	470,021	—
Adjusted diluted weighted average shares outstanding	43,631,737	43,875,410
(1) No tax effect as impairment loss relates to UK goodwill.
(2) Represents potentially dilutive shares that had not been included in the Company's quarter-ended March 31, 2020 diluted weighted average shares outstanding as the Company is in a net loss position under U.S. GAAP. Including these shares would have been anti-dilutive when in a net loss position.

Supplemental Schedules

Revenue by Product

	Three Months Ended March 31, 2020
(Dollars in thousands)	Rise (US)(1)	Elastic (US)(2)	Total Domestic	Sunny (UK)	Total

Average combined loans receivable – principal(3)	$339,264	$243,906	$583,170	$30,415	$613,585
Effective APR	123%	97%	112%	198%	116%
Finance charges	$103,505	$58,573	$162,078	$14,971	$177,049
Other	99	289	388	18	406
Total revenue	$103,604	$58,862	$162,466	$14,989	$177,455

	Three Months Ended March 31, 2019
(Dollars in thousands)	Rise (US)(1)	Elastic (US)(2)	Total Domestic	Sunny (UK)	Total

Average combined loans receivable – principal(3)	$290,450	$266,396	$556,846	$52,346	$609,192
Effective APR	132%	99%	116%	228%	126%
Finance charges	$94,885	$64,733	$159,618	$29,371	$188,989
Other	351	96	447	68	515
Total revenue	$95,236	$64,829	$160,065	$29,439	$189,504

(1)	Includes loans originated by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements.

(2)	Includes immaterial balances related to the Today Card, which expanded its test launch in November 2018.

(3)
Average combined loans receivable - principal is calculated using daily principal balances. See the "Combined Loan Information" section for a reconciliation of this non-GAAP measure to the most comparable GAAP measure.

Loan Loss Reserve by Product

	Three Months Ended March 31, 2020
(Dollars in thousands)	Rise (US)	Elastic (US)(1)	Total Domestic	Sunny (UK)	Total

Combined loan loss reserve(2):
Beginning balance	$52,099	$29,893	$81,992	$7,083	$89,075
Net charge-offs	(54,961)	(27,846)	(82,807)	(5,257)	(88,064)
Provision for loan losses	54,569	24,006	78,575	4,178	82,753
Effect of foreign currency	—	—	—	(377)	(377)
Ending balance	$51,707	$26,053	$77,760	$5,627	$83,387
Combined loans receivable(2)(3)	$346,212	$240,048	$586,260	$26,546	$612,806
Combined loan loss reserve as a percentage of ending combined loans receivable	15%	11%	13%	21%	14%
Net charge-offs as a percentage of revenues	53%	47%	51%	35%	50%
Provision for loan losses as a percentage of revenues	53%	41%	48%	28%	47%

	Three Months Ended March 31, 2019
(Dollars in thousands)	Rise (US)	Elastic (US)(1)	Total Domestic	Sunny (UK)	Total

Combined loan loss reserve(2):
Beginning balance	$50,597	$36,050	$86,647	$9,405	$96,052
Net charge-offs	(57,040)	(37,271)	(94,311)	(9,674)	(103,985)
Provision for loan losses	45,793	29,562	75,355	12,076	87,431
Effect of foreign currency	—	—	—	201	201
Ending balance	$39,350	$28,341	$67,691	$12,008	$79,699
Combined loans receivable(2)(3)	$298,759	$256,618	$555,377	$54,409	$609,786
Combined loan loss reserve as a percentage of ending combined loans receivable	13%	11%	12%	22%	13%
Net charge-offs as a percentage of revenues	60%	57%	59%	33%	55%
Provision for loan losses as a percentage of revenues	48%	46%	47%	41%	46%

(1)	Includes immaterial balances related to the Today Card, which expanded its test launch in November 2018.

(2	Not a financial measure prepared in accordance with GAAP. See the "Combined Loan Information" section for a reconciliation of this non-GAAP measure to the most comparable GAAP measure.

(3)	Includes loans originated by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements.

Customer Loan Data by Product

	Three Months Ended March 31, 2020
	Rise (US)	Elastic (US)(1)	Total Domestic	Sunny (UK)	Total
Beginning number of combined loans outstanding	152,435	149,524	301,959	72,525	374,484
New customer loans originated	24,413	11,337	35,750	10,840	46,590
Former customer loans originated	16,556	131	16,687	—	16,687
Attrition	(50,771)	(22,139)	(72,910)	(26,436)	(99,346)
Ending number of combined loans outstanding	142,633	138,853	281,486	56,929	338,415
Customer acquisition cost	$309	$303	$307	$102	$259
Average customer loan balance	$2,269	$1,656	$1,966	$425	$1,707

	Three Months Ended March 31, 2019
	Rise (US)	Elastic (US)(1)	Total Domestic	Sunny (UK)	Total
Beginning number of combined loans outstanding	142,758	166,397	309,155	89,449	398,604
New customer loans originated	17,365	4,838	22,203	28,273	50,476
Former customer loans originated	17,791	9	17,800	—	17,800
Attrition	(52,893)	(25,484)	(78,377)	(23,824)	(102,201)
Ending number of combined loans outstanding	125,021	145,760	270,781	93,898	364,679
Customer acquisition cost	$333	$294	$324	$140	$221
Average customer loan balance	$2,241	$1,685	$1,941	$527	$1,577

(1)	Includes immaterial balances related to the Today Card, which expanded its test launch in November 2018.

Combined Loan Information
The Elastic line of credit product is originated by a third-party lender, Republic Bank, which initially provides all of the funding for that product. Republic Bank retains 10% of the balances of all of the loans originated and sells a 90% loan participation in the Elastic lines of credit to a third party SPV, Elastic SPV, Ltd. Elevate is required to consolidate Elastic SPV, Ltd. as a variable interest entity under GAAP and the condensed consolidated financial statements include revenue, losses and loans receivable related to the 90% of Elastic lines of credit originated by Republic Bank and sold to Elastic SPV, Ltd.
Beginning in the fourth quarter of 2018, the Company also licensed its Rise installment loan brand to a third-party lender, FinWise Bank, which originates Rise installment loans in eighteen states. FinWise Bank initially provides all of the funding and retains a percentage of the balances of all of the loans originated and sells the remaining loan participation in those Rise installment loans to a third party SPV, EF SPV, Ltd. Prior to August 1, 2019, FinWise Bank retained 5% of the balances, and sold a 95% participation to EF SPV, Ltd. Starting August 1, 2019, the participation percentage changed to 96%. Elevate is required to consolidate EF SPV, Ltd. as a variable interest entity under GAAP and the condensed consolidated financial statements include revenue, losses and loans receivable related to the 96% of Rise installment loans originated by FinWise Bank and sold to EF SPV, Ltd.
Elevate defines combined loans receivable - principal as loans owned by the Company plus loans originated and owned by third-party lenders pursuant to our CSO programs. In Texas, the Company does not make Rise loans directly, but rather acts as a Credit Services Organization (which is also known as a Credit Access Business), or, “CSO,” and the loans are originated by an unaffiliated third party. There are no new loan originations in Ohio commencing in April 2019, but the Company continues to have obligations as the CSO until the wind-down of this portfolio is complete. Elevate defines combined loan loss reserve as the loan loss reserve for loans owned by the Company plus the loan loss reserve for loans originated and owned by third-party lenders and guaranteed by the Company. The information presented in the tables below on a combined basis are non-GAAP measures based on a combined portfolio of loans, which includes the total amount of outstanding loans receivable that the Company owns and that are on the Company's condensed consolidated balance sheets plus outstanding loans receivable originated and owned by third parties that the Company guarantees pursuant to CSO programs in which the Company participates.
The Company believes these non-GAAP measures provide investors with important information needed to evaluate the magnitude of potential loan losses and the opportunity for revenue performance of the combined loan portfolio on an aggregate basis. The Company also believes that the comparison of the combined amounts from period to period is more meaningful than comparing only the amounts reflected on the Company's condensed consolidated balance sheets since both revenues and cost of sales as reflected in the Company's condensed consolidated financial statements are impacted by the aggregate amount of loans the Company owns and those CSO loans the Company guarantees.
The Company's use of total combined loans and fees receivable has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are:

•	Rise CSO loans are originated and owned by a third-party lender; and

•	Rise CSO loans are funded by a third-party lender and are not part of the VPC Facility.
As of each of the period ends indicated, the following table presents a reconciliation of:

•	Loans receivable, net, Company owned (which reconciles to the Company's condensed consolidated balance sheets included elsewhere in this press release);

•	Loans receivable, net, guaranteed by the Company;

•	Combined loans receivable (which the Company uses as a non-GAAP measure); and

•	Combined loan loss reserve (which the Company uses as a non-GAAP measure).

	2019				2020
(Dollars in thousands)	March 31	June 30	September 30	December 31	March 31

Company Owned Loans:
Loans receivable – principal, current, company owned	$491,208	$523,785	$543,565	$559,169	$506,408
Loans receivable – principal, past due, company owned	55,286	55,711	65,824	63,413	58,119
Loans receivable – principal, total, company owned	546,494	579,496	609,389	622,582	564,527
Loans receivable – finance charges, company owned	32,491	31,805	35,702	38,091	33,959
Loans receivable – company owned	578,985	611,301	645,091	660,673	598,486
Allowance for loan losses on loans receivable, company owned	(76,457)	(75,896)	(89,667)	(86,996)	(81,816)
Loans receivable, net, company owned	$502,528	$535,405	$555,424	$573,677	$516,670
Third Party Loans Guaranteed by the Company:
Loans receivable – principal, current, guaranteed by company	$27,941	$21,099	$18,633	$17,474	$12,606
Loans receivable – principal, past due, guaranteed by company	696	596	697	723	564
Loans receivable – principal, total, guaranteed by company(1)	28,637	21,695	19,330	18,197	13,170
Loans receivable – finance charges, guaranteed by company(2)	2,164	1,676	1,553	1,395	1,150
Loans receivable – guaranteed by company	30,801	23,371	20,883	19,592	14,320
Liability for losses on loans receivable, guaranteed by company	(3,242)	(1,983)	(1,972)	(2,079)	(1,571)
Loans receivable, net, guaranteed by company(3)	$27,559	$21,388	$18,911	$17,513	$12,749
Combined Loans Receivable(3):
Combined loans receivable – principal, current	$519,149	$544,884	$562,198	$576,643	$519,014
Combined loans receivable – principal, past due	55,982	56,307	66,521	64,136	58,683
Combined loans receivable – principal	575,131	601,191	628,719	640,779	577,697
Combined loans receivable – finance charges	34,655	33,481	37,255	39,486	35,109
Combined loans receivable	$609,786	$634,672	$665,974	$680,265	$612,806
Combined Loan Loss Reserve(3):
Allowance for loan losses on loans receivable, company owned	$(76,457)	$(75,896)	$(89,667)	$(86,996)	$(81,816)
Liability for losses on loans receivable, guaranteed by company	(3,242)	(1,983)	(1,972)	(2,079)	(1,571)
Combined loan loss reserve	$(79,699)	$(77,879)	$(91,639)	$(89,075)	$(83,387)
Combined loans receivable – principal, past due(3)	$55,982	$56,307	$66,521	$64,136	$58,683
Combined loans receivable – principal(3)	575,131	601,191	628,719	640,779	577,697
Percentage past due	10%	9%	11%	10%	10%
Combined loan loss reserve as a percentage of combined loans receivable(3)(4)	13%	12%	14%	13%	14%
Allowance for loan losses as a percentage of loans receivable – company owned	13%	12%	14%	13%	14%

(1)	Represents loans originated by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements.

(2)	Represents finance charges earned by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements.

(3)	Non-GAAP measure.

(4)	Combined loan loss reserve as a percentage of combined loans receivable is determined using period-end balances.